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                                                                       EXHIBIT 5


        [Letterhead of Cooperman Levitt Winikoff Lester & Newman, P.C.]


                                            September 8, 1999


Robotic Vision Systems, Inc.
5 Shawmut Road
Canton, Massachusetts 02021

        Re:    Registration Statement on Form S-1
               Under the Securities Act of 1933

Ladies and Gentlemen:

        In our capacity as counsel to Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in
connection with a Registration Statement on Form S-1 (File No. 333-    ), to be
filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering (i) 1,063,593 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") that are presently issued and outstanding (the "Shares"), (ii) up to 3,240,907 shares of Common Stock (the "Warrant Shares") issuable upon future exercises of certain common stock purchase warrants heretofore issued by the Company and which will expire in July 2004 (the "Warrants"), and (iii) up to 750,000 shares of Common Stock (the "Incentive Warrant Shares") issuable upon future exercises of certain incentive common stock purchase warrants heretofore issued by the Company and which will expire in April 2004 (the "Incentive Warrants"), all of which have been included in the Registration Statement for the account of the several persons identified as the Selling Stock holders.

        In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Warrants, the Incentive Warrants, the Registration Statement, corporate proceedings of the Company relating to the issuance of each of, respectively, the Warrants, the Incentive Warrants, the Shares, the Warrant Shares and the Incentive Warrant Shares and such other instruments and documents as we have deemed relevant under the circumstances.

        In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

        Based upon and subject to the foregoing, we are of the opinion that:

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        (1)     The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

        (2) The Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

        (3) The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants and as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

        (4) The Incentive Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Incentive Warrants and as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                            Very truly yours,

                                            COOPERMAN LEVITT WINIKOFF
                                               LESTER & NEWMAN, P.C.


                                            By: /s/ Ira Roxland
                                                   A Member of the Firm